United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 21, 2013 (Date of earliest event reported: June 18, 2013)
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
 (Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 18, 2013, the Board of Directors of Xhibit Corp. (the "Registrant" or the "Company") ratified the appointment of Jahm Najafi as a director to serve on the Board until his successor has been elected at the next annual meeting of the Registrant's shareholders or until his earlier resignation, removal, or death.  Mr. Najafi was appointed by the former shareholders of SHC Parent Corp. pursuant to a contractual provision giving them this right under the Agreement and Plan of Merger, by and among the Company, Project SMI Corp., a Delaware corporation and wholly-owned subsidiary of Xhibit, SHC Parent Corp., a Delaware corporation ("SHC"), and TNC Group, Inc., an Arizona corporation and Stockholder Representative for the SHC stockholders, dated May 16, 2013 (the "Merger Agreement").

Mr. Najafi, age 50, has been the CEO of the Najafi Companies since 2002.  He was a partner and COO of Pivotal Group from 1990 to 2002, and worked at Salomon Brothers Investment Banking, now a division of Citigroup, from 1986 to 1990.  Mr. Najafi earned his Masters in Business and Economics from Harvard University after earning his B.A. in Economics and Development Studies from the University of California, Berkeley.  He is Vice Chairman for the Phoenix Suns and an A Governor on the board of the National Basketball Association.  He is active with the World Presidents' Organization, Urban Land Institute and served as Chair of the Board of Trustees of Phoenix Country Day School.  Additionally, he has served on Arizona State University's Committee for Design Excellence, the Board of Directors for the Phoenix Symphony and the Phoenix Metropolitan Area Convention and Visitors Bureau, as well as other civic organizations.  He is a founding partner of Social Venture Partners Arizona, which is a pooled, philanthropic fund that "invests" in emerging nonprofit organizations in a manner analogous to a venture capital fund investing in an emerging business.  Mr. Najafi brings a strong background in financing transactions and general business expertise to the Board of Directors.

Neither the Registrant nor any of its subsidiaries has entered into any transactions with Mr. Najafi described in Item 404(a) of Regulation S-K except for the merger contemplated by the Merger Agreement, in which corporate and limited liability entities that Mr. Najafi controls became the beneficial owner of over 10% of the Registrant's common stock.  Mr. Najafi has not been appointed to any committees of the Board as the Board does not presently have any committees.

In connection with Mr. Najafi's appointment to the Board, the Registrant did not enter into or materially amend any plan, contract, or arrangement that Mr. Najafi will participate in as a director of the Registrant.  Mr. Najafi will be compensated for his service on the Board in the same manner as other non-employee members of the Board, which presently consists solely of grants of restricted stock and payment of $1,000 per in person Board meeting attended, and $500 per phone meeting. The Board intends to grant 75,000 shares of restricted common stock to Mr. Najafi and the other non-employee directors in the near future following the creation of a restricted stock plan.

On June 19, 2013, the Company entered into an Employment Agreement (the "Employment Agreement") with Kevin Weiss, the Company's existing Chief Executive Officer.  Pursuant to the Employment Agreement, Mr. Weiss will continue to be employed by the Company as its Chief Executive Officer.  The Employment Agreement replaces the employment agreement Mr. Weiss had with SkyMall Interests, LLC, one of the subsidiaries the Company acquired on May 16, 2013 pursuant to the Merger Agreement. The Employment Agreement provides for (i) a five-year term, (ii) an annual salary of $500,000, (iii) a target bonus of $250,000 to be paid upon the achievement of certain bonus plan objectives to be developed by Mr. Weiss and the Company's Board of Directors and prorated for 2013 from the effective date of the Employment Agreement, and (iv) other customary provisions contained in similarly situated employment agreements. Upon termination of the Employment Agreement, Mr. Weiss may be eligible to receive severance payments depending on the circumstances of the termination.

Item  9.01  Exhibits.

10.1	Employment Agreement by and between Xhibit Corp. and Kevin Weiss dated as of June 19, 2013, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 21, 2013

Xhibit Corp., a Nevada corporation By: /s/ Michael Schifsky Michael Schifsky, CFO